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Terry Griffin	Virginie Wouters	Heiko Wiese
NeoMedia Technologies, Inc.	NeoMedia Technologies, Inc.	Zum goldenen Hirschen
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tgriffin@neom.com	wouters@neom.com	wiese@hirschen.de

NeoMedia Secures $8.7 Million Financing Commitment
to Accelerate Implementation Plans

ATLANTA, Georgia (August 4, 2008) - NeoMedia Technologies, Inc. (OTCBB: NEOM), the global leader in mobile barcode scanning, announced today that it has received an $8.7 million financing commitment from YA Global Investments, LP - a private investment firm that specializes in structured finance and direct investments, subject to NeoMedia achieving certain agreed upon milestones over the next six months.

The funds will accelerate implementation of NeoMedia’s aggressive go-to-market plans under new CEO, Iain McCready. These plans will focus on providing mobile barcode scanning infrastructure to carriers, NeoReader scanning software to handset manufacturers and code implementation products to the advertising community. NeoMedia also offers flexible and creative IP licensing models to enable each of these constituents to develop solutions that enrich the mobile barcode ecosystem.

“We have great confidence in Iain and believe he will be a successful steward of our investment by leveraging NeoMedia’s expertise and technology to bring barcode scanning technology into the mainstream. Iain understands the importance of interoperability and standardization in enabling a global ecosystem. More importantly, he understands the path to revenue realization is predicated on disciplined product strategy and operational precision,” stated Jerry Eicke, partner at Yorkville Advisors.

“Obviously, we are pleased by Yorkville’s continued investment in our business. They have been supportive partners in NeoMedia’s efforts to establish a business system the world can embrace. The time is now for NeoMedia to leverage our strong intellectual property, technology solutions and industry expertise to mobilize this mobile barcode ecosystem,” stated Iain McCready, CEO of NeoMedia. “It’s taken a lot of time and effort to get the vision and relationships in place. Now we are well positioned to execute our product roadmap and provide best-in-class experiences for our customers, partners and consumers.”

By providing access to NeoMedia’s IP and championing interoperability, global adoption of mobile barcode scanning can be achieved. Our funding provides NeoMedia with the support needed to develop next generation products and enable global support of its IP licensing efforts,” added Jerry Eicke, partner at Yorkville Advisors.

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About NeoMedia Technologies, Inc: NeoMedia Technologies, Inc. (OTCBB: NEOM) is the global leader in optically initiated wireless transactions, bridging the physical and mobile world with innovative direct to web technology solutions. To provide a robust high-performance infrastructure for the processing of optical codes NeoMedia extends their offering with award winning Gavitec technology. Located in Germany, Gavitec AG-mobile digit is a leader in development and distribution of mobile scanners and software for mobile applications. In addition, Gavitec provides standardized and individual solutions for mobile marketing, couponing, ticketing and payment systems. To learn more visit www.neom.com, www.neoreader.com, and www.mobiledigit.de.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.